Exhibit 99.1

[CYBEX LOGO APPEARS HERE]

FROM:	Porter, Le Vay & Rose, Inc.
Michael J. Porter, President
212-564-4700

COMPANY	John Aglialoro
CONTACT:	Chairman & CEO
508-533-4300

FOR IMMEDIATE RELEASE

CYBEX ENTERS INTO DEFINITIVE AGREEMENTS FOR $8 MILLION PRIVATE PLACEMENT; UM AGREES TO CONVERT OUTSTANDING PREFERRED STOCK

Medway, MA, August 3, 2004 – Cybex International, Inc. (AMEX: CYB), a leading exercise equipment manufacturer, today announced that it has entered into definitive agreements with new institutional investors for the sale of 2,430,000 shares of the Company’s Common Stock, for aggregate gross proceeds of approximately $8.0 million. After commissions and offering expenses the net proceeds from the offering will be approximately $7.25 million. Oppenheimer & Co. Inc. acted as placement agent for the transaction.

Cybex also announced that UM Holdings, Ltd., the holder of all outstanding shares of the Company’s Series B Convertible Cumulative Preferred Stock, has exercised its right to convert such shares into 3,288,600 shares of Common Stock.

The closing of the private placement transaction is subject to customary closing conditions and is expected to be completed within the next week. As a result of the private placement and the conversion of the Preferred Stock, Cybex will have approximately 14.6 million shares of Common Stock outstanding, with no shares of Preferred Stock outstanding. The new shares of Common Stock have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States in the absence of an effective registration statement. As part of the private placement transaction, the Company has agreed to file a registration statement covering the resale of the shares of Common Stock sold in the transaction.

John Aglialoro, Chairman and CEO stated, “This offering represents a major step along the way towards our balance sheet improvement, achievement of our growth objectives and the strengthening of our capital base. Through the offering, we have added a number of strong and well-respected investors as Cybex shareholders which we believe will improve the visibility of Cybex in the investor community. The Company’s debt has declined from over $37 million at the end of 2000 to an expected balance of approximately $21 million after the closing of this transaction. Our debt ratios have improved dramatically over the last year and we will now operate in a comfortable range of debt to earnings. The debt to equity ratio has dropped from over 5:1 a year ago to approximately 1.5:1 at the conclusion of this offering. In addition, the cumulative impact of our previously announced July 2004 debt re-financing and this offering will reduce interest expense and cumulative dividends on an annualized basis by approximately $2 million.”

Cybex International, Inc. is a leading manufacturer of premium exercise equipment for commercial and consumer use. The Cybex product line includes a full range of both strength training and cardio training machines sold worldwide under the Cybex brand. Products and programs are designed and engineered to reflect the natural movement of the human body, assisting each unique user – from the professional athlete to the first-time exerciser – to improve daily human performance. For more information on Cybex and its product line, please visit the Company’s website at www.cybexinternational.com.

This news release may contain forward-looking statements. There are a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made above. These include, but are not limited to, competitive factors, technological and product developments, market demand, economic conditions, the ability of the Company to comply with the terms of its credit facilities, and uncertainties relating to the implementation of the restructuring plan. Further information on these and other factors which could affect the Company’s financial results can be found in the Company’s previously filed Reports on Form 10-K, its Reports on Form 10-Q, its Current Reports on Form 8-K, and its proxy statement dated March 29, 2004.

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